LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2012	2011
Interest income	$7,731	8,130
Interest expense	1,322	1,772
Net interest income	6,409	6,358
Provision for loan losses	215	664
Net interest income after provision	6,194	5,694
Non-interest income	2,336	1,915
Non-interest expense	5,448	5,785
Income before income taxes	3,082	1,824
Provision for income taxes	805	346
Net income from continuing operations	2,277	1,478
Income from discontinued operations, net of taxes	-	824
Net income	$2,277	2,302

Dividends per common share	$0.16	0.16
Basic earnings per common share:
Continuing operations	$0.34	0.22
Discontinued operations	-	0.12
Diluted earnings per common share:
Continuing operations	$0.34	0.22
Discontinued operations	-	0.12
Average shares outstanding:
Basic	6,706,295	6,689,743
Diluted	6,773,451	6,741,767

Selected Financial Ratios
Return on average assets	1.15%	1.22%
Return on average equity	11.56%	13.16%
Dividend payout ratio	47.06%	47.06%
Net interest margin (tax equivalent)	3.69%	3.87%

Selected Balance Sheet Items	March 31, 2012	December 31, 2011
Investment securities	$265,829	267,771

Loans	456,981	461,262
Less allowance for loan losses	2,890	2,931
Net loans	454,091	458,331

Total assets	791,905	791,570
Total deposits	675,566	663,562
Short-term borrowings	10,590	21,596
Long-term debt	20,731	21,373
Total shareholders’ equity	78,513	77,960

Shares outstanding at period end	6,711,691	6,704,723

Book value per share	$11.70	11.63
Equity to assets ratio	9.91%	9.85%

Assets Under Management
LCNB Corp. total assets	$791,905	791,570
Trust and investments (fair value)	235,205	221,950
Loans serviced	68,250	67,410
Business cash management	8,682	8,583
Brokerage accounts (fair value)	87,250	78,863
Total assets managed	$1,191,292	1,168,376